                                                                  EXHIBIT (d)(3)


                                 FIRST AMENDMENT
                                       TO
                        INCENTIVE STOCK OPTION AGREEMENT

         This First Amendment to Incentive Stock Option Agreement (this "Amendment"), dated September 23, 2002, is entered into by and between U.S. Vision, Inc., a Delaware corporation (the "Company") and William A. Schwartz, Jr. (the "Optionee").

         The following recitals are true and constitute the basis of this
Amendment:

         A. The Optionee and the Company entered into that certain Incentive Stock Option Agreement dated June 1, 2000 (the "Stock Option Agreement"), pursuant to which the Optionee received options to acquire 228,735 shares of the Company's common stock at an exercise price of $3.00 per share (the "Stock Options");

         B. Pursuant to Section 11 of the Stock Option Agreement, in the event that the Company is sold or is merged or consolidated with another party, the Optionee is entitled to receive cash in an amount determined by multiplying (i) the excess, if any, of the per share price received by the stockholders of the Company in connection with any such transaction over the applicable exercise price per share of common stock subject to the Stock Options by (ii) the total number of shares of common stock subject to the Stock Options, whether or not those options are then exercisable;

         C. On May 14, 2002, the Company entered into a Merger Agreement with Kayak Acquisition Corp. ("Kayak"), pursuant to which Kayak will be merged with and into the Company (the "Merger") and, at the effective time of the Merger (the "Effective Time"), all holders of outstanding shares of common stock will be entitled to receive $4.25 in cash for each share owned at that time and, except for the stock options held by the Optionee, Gayle Schmidt and George Gorman, all holders of outstanding stock options and warrants, whether or not then exercisable, will be entitled to receive in cash, without interest from the Company, an amount determined by multiplying
                  (i) the excess, if any, of $4.25 over the applicable exercise price per share of common stock subject to such stock options or warrants by (ii) the total number of shares of common stock subject to such stock options and warrants;

         D. Notwithstanding the provisions of Section 11 of the Stock Option Agreement, in consideration for the cancellation of the Stock Options at the Effective Time, the Optionee has agreed to accept a deferred, non-interest bearing, unsecured cash payment in the amount of $285,919, less all withholding or other taxes required by law to be withheld in connection with the cancellation of the Stock Options, to be paid by the Company on the fifth (5th) anniversary of the Effective Time (the "Deferred Cash Payment"); and

         E. The Optionee and the Company desire to enter into this Amendment to provide for the cancellation of the Stock Options and the Company's obligation to pay the Deferred Cash Payment, all to be effective at the Effective Time.

         NOW, THEREFORE, for and in consideration of the terms and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         SECTION 1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them by the Stock Option Agreement.

         SECTION 2. AMENDMENTS. Section 11 of the Stock Option Agreement is hereby amended by adding the following paragraph to the end of Section 11:

         "Notwithstanding any other term or provision of this Agreement to the contrary, the Incentive Options to purchase 228,735 shares of common stock of the Company granted to Optionee by the Company, whether or not those options are then exercisable hereunder, shall be canceled at the Effective Time and the Company shall pay the Optionee the Deferred Cash Payment, less all withholding or other taxes required by law to be withheld in connection with the cancellation of the Stock Options, on the fifth (5th) anniversary of the Effective Time. The amount of the Deferred Cash Payment shall not bear interest and the Company's obligation to pay the Deferred Cash Payment shall not be secured by any asset of the Company. Further, the Company's obligation to pay the Deferred Cash Payment shall be expressly subordinate to the rights of the Company's senior lender, Commerce Bank, N.A. and the Optionee agrees to execute and deliver a subordination agreement or similar agreement on terms reasonably acceptable to Commerce Bank, which agreement shall subordinate the payment of the Deferred Cash Payment to the repayment in full of all outstanding obligations of the Company to Commerce Bank, N.A."

         SECTION 3. REFERENCES. From and after the date of effectiveness of this Amendment, all references to the Stock Option Agreement shall be deemed to be references to the Stock Option Agreement as amended hereby.

         SECTION 4. EFFECTIVENESS OF THIS AMENDMENT; CONDITIONS TO AMENDMENT. This Amendment shall be effective upon the execution of counterparts of this Amendment by the Optionee and the Company.

         SECTION 5. ENTIRE AGREEMENT; RATIFICATION. This Amendment embodies the entire agreement of the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. Except as modified or supplemented in connection herewith, the Stock Option Agreement shall continue in full force and effect.

         SECTION 6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof hereof, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

         SECTION 7. NO ORAL AGREEMENTS. This Amendment represents the final agreement between and among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties hereto.

         IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

U.S. VISION, INC.



By:     /s/ CARMEN J. NEPA III                  /s/ WILLIAM A. SCHWARTZ, JR.
   --------------------------------         ------------------------------------
        Carmen J. Nepa III, CFO                   William A. Schwartz, Jr.